                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM 8-K/A


                                 CURRENT REPORT
                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported): AUGUST 4, 2000


                                NIKU CORPORATION
-------------------------------------------------------------------------------
             (Exact name of Registrant as specified in its charter)



                                    DELAWARE
                  --------------------------------------------
                         (State or other jurisdiction of
                                 incorporation)



                000-28797                               77-0473454
         -----------------------                  ---------------------
              (Commission                             (IRS Employer
              File Number)                          Identification No.)


       305 Main Street, Redwood City, CA                          94063
-------------------------------------------------------------------------------
     (Address of principal executive offices)                  (Zip Code)


                                 (650) 298-4600
-------------------------------------------------------------------------------
              (Registrant's telephone number, including area code)


-------------------------------------------------------------------------------
          (Former name or former address, if changed since last report)

        Niku Corporation ("Niku") hereby amends Item 7 of its Current Report on Form 8-K, initially filed with the Securities and Exchange Commission on August 18, 2000 in connection with the completion of its acquisition of ABT Corporation, a New York corporation ("ABT"), by means of a merger of a wholly-owned subsidiary of Niku with and into ABT.


ITEM 7:    FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

           (a)   Financial Statements of Business Acquired.

ABT CORPORATION

CONSOLIDATED
FINANCIAL STATEMENTS

DECEMBER 31, 1999, 1998, and 1997

                                 ABT CORPORATION
                          INDEX TO FINANCIAL STATEMENTS



Report of Independent Accountants

Consolidated Balance Sheets at December 31, 1999 and 1998

Consolidated Statements of Income for the Years Ended
   December 31, 1999, 1998 and 1997

Consolidated Statements of Changes in Redeemable Securities for the Years Ended December 31, 1999, 1998 and 1997

Consolidated Statements of Cash Flows for the Years Ended
   December 31, 1999, 1998 and 1997


Notes to Consolidated Financial Statements

                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Stockholders of ABT Corporation

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of changes in redeemable securities and of cash flows present fairly, in all material respects, the financial position of ABT Corporation and its subsidiaries (the "Company") at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



/s/ PricewaterhouseCoopers LLP

New York, New York
April 14, 2000

                                 ABT CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                          (DOLLAR AMOUNTS IN THOUSANDS)

                                                                               DECEMBER 31,
                                                                          -----------------------
                                                                            1999           1998
                                                                          --------       --------
ASSETS
Current assets:
  Cash and cash equivalents                                               $  4,487       $  4,661
  Accounts receivable, less allowances for bad debts and sales
    returns of $1,067 and $847, respectively                                20,825         17,813
  Deferred income taxes                                                        588            560
  Income taxes refunds - receivable                                            206            263
Other current assets                                                         2,516          2,839
                                                                          --------       --------
               Total current assets                                         28,622         26,136
Property and equipment, net                                                  5,624          5,316
Goodwill, net                                                                3,018          4,097
Software and other intangibles, net                                          5,356          3,960
Deferred income taxes                                                        1,159             73
Other assets                                                                   904            399
                                                                          --------       --------
               Total assets                                               $ 44,683       $ 39,981
                                                                          ========       ========
LIABILITIES AND REDEEMABLE SECURITIES
Current liabilities:
  Deferred revenues                                                       $ 10,983       $ 10,198
  Accounts payable                                                           1,966          1,979
  Accrued expenses                                                           1,626          1,988
  Accrued compensation                                                       3,251          2,550
  Income taxes payable                                                         753          1,855
  Current portion of loans payable                                           4,750          2,574
  Current portion of capital lease obligations                                 385            144
  Other current liabilities                                                  2,241          2,145
                                                                          --------       --------
               Total current liabilities                                    25,955         23,433
                                                                          --------       --------
Deferred income taxes                                                        2,291          1,679
Noncurrent portion of loans payable                                          1,546          1,419
Noncurrent portion of capital lease obligations                                778            426
Other liabilities                                                              180            271
                                                                          --------       --------
               Total liabilities                                            30,750         27,228
                                                                          --------       --------
Commitments and contingencies (Note 10)
Redeemable securities:
  Convertible preferred stock ($.01 par value, 511,111 shares
    authorized, issued and outstanding)                                      1,101          1,101
  Common stock - $.01 par value; 10,000,000 shares authorized, issued shares - 5,200,665 and 5,200,665, respectively, and
    outstanding shares - 5,185,665 and 5,184,665, respectively                  52             52
  Additional paid-in capital                                                 1,916          1,913
  Treasury stock (15,000 and 16,000 shares, respectively)                      (29)           (30)
  Retained earnings                                                         10,248          9,052
  Cumulative translation adjustment                                            645            665
                                                                          --------       --------
               Total redeemable securities                                  13,933         12,753
                                                                          --------       --------
               Total liabilities and redeemable securities                $ 44,683       $ 39,981
                                                                          ========       ========

        The accompanying notes are an integral part of these consolidated financial statements.

                                 ABT CORPORATION
                        CONSOLIDATED STATEMENTS OF INCOME
                          (DOLLAR AMOUNTS IN THOUSANDS)

                                                             YEAR ENDED DECEMBER 31,
                                                      --------------------------------------
                                                        1999           1998           1997
                                                      --------       --------       --------
Revenues:
  Software licenses                                   $ 33,160       $ 26,483       $ 20,052
  Consulting and training                               19,789         21,267         18,756
  Customer support                                      14,786         13,650         11,792
                                                      --------       --------       --------
Total revenues                                          67,735         61,400         50,600
                                                      --------       --------       --------
Cost of revenues:
  Software licenses                                      3,089          2,780          3,026
  Consulting and training                               17,704         15,608         13,495
  Customer support                                       2,390          1,870          1,637
                                                      --------       --------       --------
Total cost of revenues                                  23,183         20,258         18,158
                                                      --------       --------       --------
Gross profit                                            44,552         41,142         32,442
                                                      --------       --------       --------
Operating costs and expenses:
  Sales and marketing                                   23,722         20,990         17,123
  Research and development                               9,917          8,326          5,440
  General and administrative                             7,234          5,205          4,698
  Amortization of goodwill                                 915            595            540
  Restructuring charge                                      --             --            509
                                                      --------       --------       --------
Total operating costs and expenses                      41,788         35,116         28,310
                                                      --------       --------       --------
Operating income                                         2,764          6,026          4,132

Other income (expense):
  Interest income                                           72            222            127
  Interest expense                                        (536)          (282)          (110)
                                                      --------       --------       --------
Income before income taxes and minority interest         2,300          5,966          4,149
Provision for income taxes                               1,104          2,999          1,683
                                                      --------       --------       --------
Net income before minority interest                      1,196          2,967          2,466
Minority interest in subsidiary's earnings                  --             --           (266)
                                                      --------       --------       --------
Net income                                            $  1,196       $  2,967       $  2,200
                                                      ========       ========       ========


        The accompanying notes are an integral part of these consolidated financial statements.

                                 ABT CORPORATION
          CONSOLIDATED STATEMENTS OF CHANGES IN REDEEMABLE SECURITIES
                     (DOLLAR AND SHARE AMOUNTS IN THOUSANDS)

                                CONVERTIBLE                                                                ACCUMULATED
                               PREFERRED STOCK     COMMON STOCK     ADDITIONAL  TREASURY STOCK                 OTHER       TOTAL
                               ----------------   ----------------   PAID-IN    ---------------  RETAINED COMPREHENSIVE  REDEEMABLE
                               SHARES   AMOUNT    SHARES PAR VALUE   CAPITAL    SHARES   AMOUNT  EARNINGS    INCOME      SECURITIES
                               ------- --------   ------ ---------- ----------  ------- --------  ---------- ----------- ----------
Balances at January 1, 1997       511  $  1,101     4,733  $     47  $    771      (25)  $   (47)  $  3,885  $    237   $   5,994

Net income                         --        --        --        --        --       --        --      2,200        --       2,200
Translation adjustment             --        --        --        --        --       --        --         --       (54)        (54)
                                                                                                                        ---------
  Comprehensive income             --        --        --        --        --       --        --         --        --       2,146
Issuance of stock                  --        --       453         5     1,091       --        --         --        --       1,096
Exercise of stock options          --        --        15        --        42       --         1         --        --          43
                              -------  --------  --------  --------  --------  -------   -------   --------  --------   ---------

Balances at December 31, 1997     511     1,101     5,201        52     1,904      (25)      (46)     6,085       183       9,279
                              -------  --------  --------  --------  --------  -------   -------   --------  --------   ---------

Net income                         --        --        --        --        --       --        --      2,967        --       2,967
Translation adjustment             --        --        --        --        --       --        --         --       482         482
                                                                                                                        ---------

  Comprehensive income                                                                         --         --        --      3,449
Exercise of stock options          --        --        --        --         9         9        16         --        --         25
                              -------  --------  --------  --------  --------  --------   -------   --------  --------   --------

Balances at December 31, 1998     511     1,101     5,201        52     1,913       (16)      (30)     9,052       665     12,753
                              -------  --------  --------  --------  --------  --------   -------   --------  --------   --------

Net income                         --        --        --        --        --        --        --      1,196        --      1,196
Translation adjustment             --        --        --        --        --        --        --         --       (20)       (20)
                                                                                                                         --------

  Comprehensive income                                                                                                      1,176
Exercise of stock options          --        --        --        --         3         1         1         --        --          4
                              -------  --------  --------  --------  --------  --------   -------   --------  --------   --------

Balances at December 31, 1999     511  $  1,101     5,201  $     52  $  1,916       (15)  $   (29)  $ 10,248  $    645   $ 13,933
                              =======  ========  ========  ========  ========  ========   =======   ========  ========   ========


        The accompanying notes are an integral part of these consolidated financial statements.

                                 ABT CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                     (DOLLAR AND SHARE AMOUNTS IN THOUSANDS)

                                                                            YEAR ENDED DECEMBER 31,
                                                                      -----------------------------------
                                                                        1999          1998          1997
                                                                      -------       -------       -------
Cash flows from operating activities:
  Net income                                                          $ 1,196       $ 2,967       $ 2,200
  Adjustments to reconcile net income to net cash
    provided by operating activities:
  Depreciation and amortization of property and equipment               2,186         1,979         1,304
  Allowance for bad debts and sales returns                               220           196           322
  Amortization of goodwill                                                915           595           540
  Amortization of software and other intangibles                        1,990           898           414
  Deferred income taxes                                                  (502)        1,008            34
  Changes in operating assets and liabilities:
   Increase in accounts receivable                                     (3,232)       (5,854)       (2,266)
   Increase (decrease) in other current assets and liabilities, net       407           678          (361)
   Increase (decrease) in deferred revenues                               785         2,587          (281)
   Increase in accrued compensation                                       701         1,139           360
   Increase (decrease) in accounts payable and accrued expenses          (375)          (64)          862
   Increase (decrease) in income taxes payable                         (1,102)        1,116          (102)
   Decrease (increase) in income taxes receivable                          57          (204)           30
   Increase (decrease) in other assets and liabilities, net              (150)          110            11
                                                                      -------       -------       -------
    Net cash provided by operating activities                           3,096         7,151         3,067
                                                                      -------       -------       -------
Cash flows from investing activities:
  Acquisition of property and equipment                                (1,743)       (2,711)       (2,136)
  Payment for acquisitions (Note 2)                                      (270)       (3,258)           --
  Additions to capitalized software costs and other intangibles        (3,386)       (3,279)       (1,427)
                                                                      -------       -------       -------
    Net cash used in investing activities                              (5,399)       (9,248)       (3,563)
                                                                      -------       -------       -------
Cash flows from financing activities:
  Proceeds from loans                                                   3,563         3,250           750
  Principal payments of loans                                          (1,260)         (596)         (823)
  Principal payments of capital lease obligations                        (158)          (46)          (87)
  Dividend paid to minority interest holder                                --          (266)           --
  Proceeds from exercise of stock options                                   4            25            42
                                                                      -------       -------       -------
    Net cash provided by (used in) financing activities                 2,149         2,367          (118)
                                                                      -------       -------       -------
Effect of exchange rate changes on cash                                   (20)          482           (54)
                                                                      -------       -------       -------
    Net (decrease) increase in cash and cash equivalents                 (174)          752          (668)
Beginning cash and cash equivalents                                     4,661         3,909         4,577
                                                                      -------       -------       -------

Ending cash and cash equivalents                                      $ 4,487       $ 4,661       $ 3,909
                                                                      =======       =======       =======
Supplemental disclosures:
  Taxes paid in cash                                                  $ 2,250       $ 1,781       $ 1,471
  Interest paid in cash                                               $   559       $   180       $   110
  Shares issued in connection with acquisition                        $    --       $    --       $   453
  Equipment acquired under capital lease                              $   751       $   616       $    --


        The accompanying notes are an integral part of these consolidated financial statements.

                                 ABT CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          (DOLLAR AMOUNTS IN THOUSANDS)


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS -- The principal business activities of ABT Corporation and its subsidiaries (the "Company") are the design, development, production, marketing, and support of microcomputer-based project management software. Additionally, the Company provides training in the use of its software and provides project management consulting services. The Company is headquartered in New York City and markets its products worldwide through operations in the United States, the United Kingdom, Canada, Germany, France, the Netherlands, Switzerland, Australia and through distribution agreements with third parties around the world.

PRINCIPLES OF CONSOLIDATION -- The consolidated financial statements include the accounts of the Company and its branch and subsidiary entities. All intercompany balances and transactions have been eliminated.

MINORITY INTEREST -- Minority interest represents the 25% ownership by Hoskyns Group plc in the Company's U.K. subsidiary through December 31, 1997.

FOREIGN CURRENCY TRANSLATION - In accordance with Statement of Financial Accounting Standards No. 52, "Foreign Currency Translation," assets and liabilities denominated in foreign currencies are translated at exchange rates at the balance sheet date. Consolidated Statement of Income accounts are translated at average exchange rates during the year. Translation adjustments are shown separately as a component of stockholders' equity. Gains and losses on foreign currency exchange transactions are reflected in the Consolidated Statement of Income.

REVENUE RECOGNITION - The Company licenses software under noncancelable license agreements through direct and distribution channels and provides consulting and training services, and customer support. Effective January 1, 1998, the Company adopted SOP 97-2, "Software Revenue Recognition." The adoption of SOP 97-2 had no material impact on the Company's financial statements. Software license revenues are recognized upon shipment, when collection is considered probable by management and when all significant contractual obligations, if any, have been satisfied. The Company does not generally have any obligations subsequent to the shipment of its product. Consulting and training revenues are recognized when such services are rendered. Customer support revenues are recognized as follows: the portion of the fee related to the product upgrade feature provided under the program is deferred and recognized when the upgrade is shipped; the remainder of the support fee is recognized ratably over the customer support program period.

CASH EQUIVALENTS -- The Company classifies as cash equivalents all highly liquid instruments with a maturity of three months or less at time of purchase.

PROPERTY AND EQUIPMENT -- Property and equipment, including leasehold improvements, are stated at cost and are depreciated or amortized on a straight-line basis over their estimated useful lives, as follows: furniture and fixtures and computers and equipment, 2 to 5 years; and leasehold improvements, over the life of the related lease. Maintenance and repairs are expensed as incurred. Depreciation of assets recorded under capital leases is included in depreciation expense.

GOODWILL -- Goodwill of $3,018 (net of accumulated amortization of $3,078) at December 31, 1999 and $4,097 (net of accumulated amortization of $2,163) at December 31, 1998 represents the excess of purchase cost over the fair value of net assets of businesses acquired and is being amortized on a straight-line basis over periods up to seven years. Goodwill is measured for possible impairment when events or changes in circumstances indicate that the carrying value of goodwill may not be recoverable; such measurement is based on the undiscounted future cash flows from the related operations.

RESEARCH AND DEVELOPMENT AND COMPUTER SOFTWARE -- Costs relating to research, design and development of computer software prior to achievement of technological feasibility are charged to research and development expense as incurred. Upon achievement of technological feasibility, and continuing until general product release, costs incurred to complete the product and produce product masters are capitalized. Capitalized computer software costs are amortized to cost of revenues beginning at the time of general release, and continuing over the estimated economic life of the product or enhancement, usually three years.

                                 ABT CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          (DOLLAR AMOUNTS IN THOUSANDS)



TREASURY STOCK -- The Company accounts for treasury stock purchases using the cost method. The Company holds 15,000 shares of treasury stock for issuance under its stock option plans.

FAIR VALUE DISCLOSURE OF FINANCIAL INSTRUMENTS -- The Company's financial instruments consist of cash and cash equivalents, accounts receivable, capital lease obligations, accounts payable and short-term borrowings. The current carrying amount of these instruments approximates fair market value.

CONCENTRATIONS OF CREDIT RISK -- Financial instruments which potentially subject the Company to concentration of credit risk consist principally of trade accounts receivable. The Company controls this risk through credit approvals and other monitoring procedures. No single customer or group of customers accounted for a significant portion of the Company's revenues or accounts receivable for all periods presented.

INCOME TAXES -- Deferred taxes are determined under the asset and liability approach. Deferred tax assets and liabilities are recognized on differences between the book and tax bases of assets and liabilities using presently enacted tax rates. In addition, valuation allowances are provided if it is more likely than not that some or all of the deferred tax asset will not be realized.

ACCOUNTING FOR STOCK-BASED COMPENSATION -- The Company has adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock-based Compensation." As permitted by this statement, the Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," to account for its stock-based employee compensation arrangements.

COMPREHENSIVE INCOME -- The Company has adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income." Comprehensive income has been disclosed in the Consolidated Statement of Changes in Stockholders' Equity for all periods presented. The accumulated other comprehensive income balance represents the cumulative translation adjustments.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS - In June 1998, FASB issued SFAS 133, "Accounting for Derivatives and Hedging Activities", which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. SFAS 133 is effective for all fiscal quarters or fiscal years beginning after June 15, 2000, as amended by SFAS 137, "Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of FASB Statement No. 133", issued in June 1999. The Company does not expect the adoption of this statement to have a significant impact on the Company's results of operations, cash flows or financial position.

In December 1999, the SEC issued Staff Accounting Bulletin ("SAB") No. 101 "Revenue Recognition in Financial Statements". SAB 101 summarizes certain of the SEC staff's views in applying generally accepted accounting principles to revenue recognition in financial statements. In March 2000, the SEC issued SAB 101A, an amendment to SAB 101, which delays the implementation of SAB 101 to no later than June 30, 2000 for companies with fiscal years that begin between December 16, 1999 and March 15, 2000. In June 2000 the SEC issued SAB 101B, an amendment to SAB 101 and SAB 101A, which delays the implementation date of SAB 101 until no later than the fourth quarter of fiscal years beginning after December 15, 1999. The Company is in the process of assessing the impact of SAB 101.

In April 2000, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation no. 44, ("FIN 44") Accounting for Certain Transactions Involving Stock Compensation -- an interpretation of APB Opinion No. 25 ("APB 25"). This interpretation, which is effective from July 1, 2000, is intended to clarify certain problems that have arisen in practice since the issuance of APB 25 including the definition of employee for the purpose of applying APB 25, the criteria for determining whether a plan qualifies as a noncompensatory plan, the accounting consequence of various modifications to the terms of a previously fixed stock option award and the accounting for an exchange of stock compensation awards in a business combination. The Company does not believe that FIN 44 will have a material impact on its financial statements.

ADVERTISING COSTS - Advertising costs are expensed as incurred. Advertising costs included in sales and marketing expenses amounted to approximately $608, $344 and $351 for the years ending December 31, 1999, 1998 and 1997, respectively.

MANAGEMENT ESTIMATES -- The presentation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECLASSIFICATIONS -- Certain prior year amounts have been reclassified to conform to the current year presentation.

                                 ABT CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          (DOLLAR AMOUNTS IN THOUSANDS)



NOTE 2 - ACQUISITIONS

On June 30, 1998, the Company purchased TMIS, a distributor of the Company's products in France, for $3.14 million in cash. The acquisition was accounted for by the purchase method and accordingly, the Company's financial statements include the results of TMIS effective July 1, 1998. The resulting goodwill of $3.16 million is being amortized over 5 years. Under the terms of the agreement, additional purchase consideration is payable by the Company in 1999 and 2000 if certain revenue milestones are achieved. In 1999, the Company paid $270 as additional purchase consideration.

On December 31, 1997, the Company purchased the remaining 25% ownership of its U.K. subsidiary from Hoskyns Group plc for 452,913 shares of the Company's common stock based upon the terms and conditions of the 1995 Purchase Agreement. The purchase method of accounting was used to record the transaction resulting in approximately $1,095 of goodwill. Such goodwill is being amortized over seven years.

NOTE 3 - RESTRUCTURING CHARGE

During 1997, the Company recorded a $509 restructuring charge associated with a reorganization of the United States and European sales divisions. In addition, certain satellite sales offices were relocated as a result of the plan. All costs related to the reorganization plan, primarily severance costs, were paid in 1997.

NOTE 4 - PROPERTY AND EQUIPMENT

Property and equipment consists of the following:


                                                               DECEMBER 31,
                                                         ------------------------
                                                          1999             1998
Computers and equipment                                  $10,495         $ 9,186
Leased computers and equipment                             1,586             938
Furniture and fixtures                                     2,343           2,236
Leased furniture and fixtures                                350             331
Leasehold improvements                                     1,046             635
                                                         -------         -------
                                                          15,820          13,326

Less - Accumulated depreciation and amortization          10,196           8,010
                                                         -------         -------
Property and equipment, net                              $ 5,624         $ 5,316
                                                         =======         =======

                                 ABT CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          (DOLLAR AMOUNTS IN THOUSANDS)



NOTE 5 - SOFTWARE AND OTHER INTANGIBLES

Software and other intangibles consists of the following:


                                                   DECEMBER 31,
                                               ----------------------
                                                1999           1998
Capitalized software development costs         $ 8,888         $5,857
Internal use software                            1,779          1,471
Other intangibles                                  230            183
                                               -------         ------
                                                10,897          7,511
Less - Accumulated amortization:
Capitalized software development costs           3,989          2,408
Internal use software                            1,327          1,013
Other intangibles                                  225            130
                                               -------         ------
                                                 5,541          3,551
                                               -------         ------
Software and other intangibles, net            $ 5,356         $3,960
                                               =======         ======

NOTE 6 - RETIREMENT AND SAVINGS PLANS

For its U.S. employees, the Company has a voluntary savings plan designed to enable employees to make contributions by salary deductions pursuant to Section 401(k) of the Internal Revenue Code. Effective December 1, 1996, the Company began matching 30% of employee contributions up to the first 5% of compensation. In connection with the required match, the Company's contribution to the plan was $210, $178 and $157 for the years ended December 31, 1999, 1998 and 1997, respectively.

For its U.K. subsidiary employees, the Company maintains a Company Personnel Pension Scheme. The scheme, which is a contributory, defined-contribution plan, covers substantially all employees of the U.K. subsidiary. Company contributions to the plan were approximately $306, $263 and $243 for the years ended December 31, 1999, 1998 and 1997, respectively.

NOTE 7 - REDEEMABLE SECURITIES

CONVERTIBLE PREFERRED SHARES

The Company's Preferred Stock consists of 511,111 shares of $.01 par value Series A Convertible Preferred Stock ("Series A Preferred"). The Series A Preferred carries voting rights equivalent to the Company's common stock and also entitle the holders to certain preferences and rights with respect to dividends and distributions, liquidation and conversion. Conversion is either at the option of the holders or upon the consummation of a public offering. Under the terms of the Series A Preferred, the number of shares of common stock to be issued upon conversion of a share of Series A Preferred will, based on a formula, exceed one share when the sum of the number of option shares outstanding or exercised under the Company's stock option plans exceeds 750,000 shares. The conversion formula is structured in such a way that the ownership interests of present Series A Preferred holders will remain the same regardless of the number of common stock option shares granted in excess of 750,000 shares. Based on the number of common shares granted under stock options at December 31, 1999, each share of Series A Preferred would have been convertible into 1.31 shares of common stock. In the event of a liquidation, dissolution or winding up of the Company, holders of the Series A Preferred are entitled to receive approximately $2.35 per share (the "Series A Liquidation Preference"), prior to any distribution to holders of Common Stock. A merger, consolidation, reorganization of the Company, sale of all or substantially all of the Company's assets shall be deemed to be a liquidation event. Accordingly, the Series A Preferred is presented as Mandatorily Redeemable Security.

                                 ABT CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          (DOLLAR AMOUNTS IN THOUSANDS)



COMMON STOCK

Each share of common stock is entitled to one vote. The holders of common stock are also entitled to receive dividends whenever funds are legally available and when declared by the Board of Directors, subject to the prior rights of holders of all classes of stock outstanding. In the event of a liquidation, dissolution or winding up of the Company, and after the holders of Series A Preferred have received the full amount of the Series A Liquidation Preference, the holders of the outstanding shares of Common Stock shall be entitled to receive, out of the remaining assets of the Company available for distribution to its stockholders, in cash or other property, a fixed amount equal to approximately $2.35 per share (the "Common Stock Liquidation Preference"). Any assets of the Company remaining after all of the payments as mentioned above shall be distributed with respect to then outstanding shares of preferred stock and common stock pro rata on a per share basis without regard to class.A merger, consolidation, reorganization of the company, sale of all or substantially all of the Company's assets shall be deemed to be a liquidation event. Accordingly, the common stock is presented as Mandatorily Redeemable security.

NOTE 8 - INCOME TAXES

The provision for income taxes is as follows:


                                                 FOR THE YEAR ENDED DECEMBER 31,
                                           -----------------------------------------
                                            1999             1998             1997
                                           -------          -------          -------
Current tax provision (benefit):
U.S. federal                               $  (266)         $   154          $   451
State and local                                 49              (20)             110
Foreign                                      1,823            1,857            1,088
                                           -------          -------          -------
Total current provision                      1,606            1,991            1,649

Deferred tax (benefit) provision:
U.S. federal                                  (261)             788               43
State and local                                 (3)             227               12
Foreign                                       (238)              (7)             (21)
                                           -------          -------          -------
Total deferred (benefit) provision            (502)           1,008               34
                                           -------          -------          -------
Provision for income taxes                 $ 1,104          $ 2,999          $ 1,683
                                           =======          =======          =======


At December 31, 1999, the Company had foreign tax credit carryforwards and state tax losses carryforwards totaling approximately $282 and $116, respectively, which expire at December 31, 2004 and December 31, 2019, respectively.

                                 ABT CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          (DOLLAR AMOUNTS IN THOUSANDS)



Deferred tax (assets) liabilities are comprised of the following:


                                                             DECEMBER 31,
                                                      ------------------------
                                                       1999             1998
                                                      -------          -------
Machinery and equipment depreciation                  $   330          $   293
Software development costs amortization                 1,941            1,368
Furniture & fixtures depreciation                          10                1
Other                                                      10               17
                                                      -------          -------
Gross deferred tax liabilities                          2,291            1,679
                                                      -------          -------

Deferred revenue                                         (239)             (72)
Research and development credit carryforwards            (261)             (41)
Sales revenue reserve                                    (380)            (274)
Leasehold improvements amortization                       (81)             (62)
Internal use software amortization                        (27)             (12)
Bad debts allowance                                       (10)             (10)
Foreign tax credit                                       (282)              --
Alternative minimum tax                                   (30)              --
Foreign benefit on NOL                                   (490)            (185)
State NOL carryforwards                                  (116)              --
Other                                                    (321)            (162)
                                                      -------          -------
Gross deferred tax (assets)                            (2,237)            (818)
    Less - valuation allowance                            490              185
                                                      -------          -------
    Net deferred tax (assets)                          (1,747)            (633)
                                                      -------          -------
Net deferred tax liability                            $   544          $ 1,046
                                                      =======          =======

The differences between the provision for income taxes and the income tax computed using the U.S. statutory federal income tax rate to pretax income were as follows:

                                                                             DECEMBER 31,
                                                             -----------------------------------------
                                                              1999             1998             1997
                                                             -------          -------          -------
Statutory tax rate                                           $   782          $ 2,028          $ 1,320
Changes in rates resulting from:
Higher rates on earnings of foreign operations                   390              286              122
State and local income taxes, net of federal benefit              (9)             137               81
Nondeductible items                                              449              399              285
Tax credits                                                     (497)            (116)            (213)
Other                                                            (11)             265               88
                                                             -------          -------          -------
Provision for income taxes                                   $ 1,104          $ 2,999          $ 1,683
                                                             =======          =======          =======

                                 ABT CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          (DOLLAR AMOUNTS IN THOUSANDS)



NOTE 9 - STOCK OPTION PLANS

The Employee Incentive Option Plan ("USISO Plan") provides for the granting of incentive stock options, at fair market value as determined by the Board of Directors at the date of grant, to officers and key employees, primarily in the United States, for the purchase of common stock of the Company. During 1997 and 1998, additional 500,000 and 750,000 common shares, respectively were authorized for grant under the USISO Plan, bringing the total authorized to 2,825,000. Options granted under the USISO Plan vest over not more than four years, generally in equal amounts each year, and expire ten years after date of grant.

The UK Approved Share Option Subplan ("UKISO Plan"), an approved share option scheme under the regulations of the Inland Revenue, provides for the granting of incentive stock options, at fair market value as determined by the Company's Board of Directors at the date of grant, to officers and key employees of the Company's U.K. subsidiary ABT International, Ltd. Total authorized common shares under the UKISO Plan are 450,000. Options granted under the UKISO Plan vest over not more than four years, in equal amounts each year, and expire seven or ten years after date of grant.

During 1998, a new nonqualified stock option plan ("98NQSO Plan") was initiated to provide for grants of nonqualified stock options, at fair market value as determined by the Board of Directors at the date of grant, to Board members, advisers, consultants and others who are not employed by the Company, as well as to employees at the discretion of the Board. Authorized shares at December 31, 1999 total 100,000. All options granted under the 98NQSO Plan were granted to outside Board members and vest at the end of the calendar year in which they are granted. Vesting periods may vary for future grants under the Plan. Options granted under the Plan expire ten years from date of grant.

The Nonqualified Stock Option Plans ("NQSO Plans") include the Stock Option Plan which provides for the granting of nonqualified stock options to officers and key employees and the 1998 Stock Option Plan which provides for the granting of nonqualified stock options to employees, directors, consultants and advisors of the Company. No additional shares may be authorized and granted under the Stock Option Plan. Total authorized shares under the NQSO Plans are 150,000. Plan options expire ten years from date of grant, and exercise prices and exercisability of the options are determined based on length of Company service of the option holders at date of grant.

                                 ABT CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          (DOLLAR AMOUNTS IN THOUSANDS)



Activity and balances in each of the plans was as follows:


                                                     USISO Plan                 UKISO Plan                 NQSO Plans
                                              ------------------------   -----------------------    ------------------------
                                                             Weighted                   Weighted                    Weighted
                                                 Stock        Average       Stock        Average       Stock         Average
                                                Options       Exercise     Options      Exercise      Options       Exercise
                                              Outstanding      Price     Outstanding      Price     Outstanding       Price
                                              -----------    ---------   -----------    --------    -----------     --------
Balance at January 1, 1997                     1,228,500       $ 2.71       334,000       $ 3.32        50,000       $  1.80
Granted                                          406,500       $ 5.25        39,000       $ 5.25            --            --
Exercised                                        (15,500)      $ 2.74            --           --            --            --
Canceled                                        (177,500)      $ 2.81      (228,000)      $ 3.30            --            --
                                               ---------                   --------                    -------
Balance at December 31, 1997                   1,442,000       $ 3.41       145,000       $ 3.88        50,000       $  1.80
                                               =========                   ========                    =======

Granted                                          901,500       $ 7.39        34,000       $ 6.80        10,000       $  6.80
Exercised                                         (5,000)      $ 2.74        (3,500)      $ 3.25            --            --
Canceled                                        (205,500)      $ 4.81       (36,500)      $ 3.74            --            --
                                               ---------                   --------                    -------
Balance at December 31, 1998                   2,133,000       $ 4.96       139,000       $ 4.65        60,000       $  2.63
                                               =========                   ========                    =======

Granted                                          449,000       $ 9.54        47,500       $ 8.50        10,000       $  8.50
Exercised                                         (1,000)      $ 5.25            --           --            --            --
Canceled                                        (260,500)      $ 5.85        (7,000)      $ 6.80       (50,000)      $  1.80
                                               ---------                   --------                    -------
Balance at December 31, 1999                   2,320,500       $ 5.75       179,500       $ 5.58        20,000       $  7.65
                                               =========                   ========                    =======

Exercisable at December 31, 1999               1,311,684       $ 3.94        96,750       $ 3.95        20,000       $  7.65
                                               =========                   ========                    =======
Available for grant at December 31, 1999         468,000                    262,000                    130,000
                                               =========                   ========                    =======

The following table summarizes information regarding stock options outstanding at December 31, 1999 under the Company's option plans:


                                                           Options Outstanding             Options Exercisable
                                                     -----------------------------      -------------------------
                                                       Weighted           Weighted                       Weighted
                                                        Average           Average                        Average
            Range of Exercise          Number        Remaining Life       Exercise        Number         Exercise
                   Price            Outstanding         in Years           Price        Exercisable       Price
            ------------------      -----------      --------------       --------      -----------     --------
              $2.40 - $4.50            986,000            2.94             $2.67         986,000          $2.67
              $5.25 - $7.90          1,057,000            8.15             $6.94         402,834          $6.79
              $8.50 - $13.00           477,000            8.90             $9.48          39,600          $8.50

In accordance with Statement of Financial Accounting Standards ("SFAS") 123, "Accounting for Stock-Based Compensation," the Company applies the disclosure method of accounting for stock-based compensation. The Company continues to apply Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," in accounting for its stock-based compensation plans. If the Company had recorded compensation cost based upon the fair value at the grant date for awards under these plans consistent with SFAS No. 123, the Company's net income would have been reduced to the pro forma amounts indicated below:

                             1999        1998        1997
                            ------      ------      ------
Net income as reported      $1,196      $2,967      $2,200
Net income pro forma        $1,039      $2,840      $2,171

                                 ABT CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          (DOLLAR AMOUNTS IN THOUSANDS)



The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model, under the minimum value method, with the following weighted-average assumptions used for grants in 1999, 1998 and 1997, risk-free interest rate of 4.92 percent, 5.06 percent and 6.09 percent, respectively; zero dividend yield; and an expected option life of four years. In accordance with SFAS No. 123, the fair value method of accounting has not been applied to options granted prior to January 1, 1995. Therefore, the resulting pro forma impact may not be representative of that to be expected in future years.

The weighted average fair value of options granted during the years ended December 31, 1999, 1998, 1997 was $1.68, $1.32 and $1.10, respectively.

NOTE 10 - COMMITMENTS AND CONTINGENCIES

The Company leases office space and certain equipment under various lease arrangements, which are classified for financial reporting purposes as either capital or operating leases. Future minimum rental payments under noncancelable capital and operating leases at December 31, 1999 are as follows:


                                             CAPITAL       OPERATING
                                             -------       ---------
2000                                         $   500       $ 2,522
2001                                             467         1,816
2002                                             358         1,611
2003                                              54         1,482
2004                                              --         1,444
2005 and thereafter                               --         3,010
                                             -------       -------

Total minimum lease payments                   1,379       $11,885
                                                           =======
Less - Amount representing interest             (216)
                                             -------
Present value of minimum lease payments      $ 1,163
                                             =======


The noncancelable operating lease for the Company's current headquarters office space expires in 2000 and provides for adjustments in annual rental payments for increases in real estate and other taxes. Performance during the term of the lease is guaranteed to the lessor by a letter of credit in the lessor's name in the amount of $80; the letter of credit is fully secured by an outstanding certificate of deposit in the Company's name in the same amount as the letter of credit. In late 1998, the Company entered into a lease for new headquarters office space. The noncancelable operating lease expires in 2009 and provides for adjustments in annual rental payments for increases in real estate taxes and electricity and other operating expenses. Performance under the lease is guaranteed to the lessor by a security deposit representing six months rental payments. The future operating lease payments above reflect the net amount of lease payments under both these leases.

Operating lease rental expense was $3,407, $2,317 and $1,948 for the years ended December 31, 1999, 1998 and 1997, respectively.

NOTE 11 - BORROWINGS

The Company maintains a secured, revolving, working capital line of credit agreement expiring June 30, 2000. The agreement provides for maximum borrowings equal to the lesser of 80% of eligible U.S. and Canadian trade accounts receivable or $5,000, less the face amount of any outstanding or standby letters of credit or the face

                                 ABT CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          (DOLLAR AMOUNTS IN THOUSANDS)

amount plus margin (10%) on any outstanding foreign exchange contracts which are secured by the line. A maximum of $1,250 of spot and future foreign exchange contracts may be secured by the line. The interest rate on borrowings is prime plus 1.5%. Borrowings outstanding at December 31, 1999 and 1998 were $3,250 and $1,500, respectively. Under the terms of the working capital line of credit agreement, the Company is required to comply with certain financial covenants, including minimum tangible net worth and minimum net income/loss (measured quarterly) and minimum adjusted quick ratio (as defined in the agreement-measured monthly).

In August 1999, the Company entered into a $1,000 fixed asset term loan agreement. The interest rate is prime plus 1.5%. The loan matures on August 16, 2002. The covenant and collateral requirements are essentially the same as the working capital line of credit.

In July 1999, the UK subsidiary entered into a $813 loan. The loan matures on June 1, 2002.

In December 1998, the Company entered into a $1,000 fixed asset term loan agreement. The interest rate is prime plus 0.75%. The loan matures on December 30, 2001. The covenants and collateral requirements are essentially the same as the working capital line of credit.

In September 1998, the Company entered into a $750 fixed asset term loan agreement. The interest rate is prime plus 1.5%. The loan matures on September 1, 2001. The covenants and collateral requirements are essentially the same as the working capital line of credit.

In December 1997, the Company entered into a $750 fixed asset term loan agreement. The interest rate is prime plus 1.5%. The loan matures on December 1, 2000. The covenants and collateral requirements are essentially the same as the working capital line of credit.

During December 1996, the Company entered into a $300 three-year promissory note agreement. The interest rate is 10.31%. The note is secured by a $90 standby letter of credit and certain equipment purchases.

In November 1996, the Company entered into a $400 fixed asset term loan agreement. The interest rate is prime plus 1.5%. The loan matures on May 4, 2000. The covenants and collateral requirements are essentially the same as the working capital line of credit.

The Company is required to make principal payments on outstanding obligations as follows:

2000                        $4,750
2001                         1,121
2002                           425
2003 and thereafter             --
                            ------
Total                       $6,296
                            ======

Total commitment fees on the lines of credit amounted to $36, $29 and $19 for 1999, 1998 and 1997, respectively.

During the year ended December 31, 1999, the Company did not comply with some of the financial covenants, which were waived by the lender. As of December 31, 1999, the Company met all financial covenants.

NOTE 12 - SUBSEQUENT EVENTS (UNAUDITED)

       On August 4, 2000, ABT was acquired by Niku Corporation (Niku) for 4,000,000 shares of Niku common stock and $10,000,000 in cash, in a transaction to be accounted for as a purchase.

                                 ABT CORPORATION

                 Unaudited Condensed Consolidated Balance Sheet

                                 (In thousands)



                                                                                        JUNE 30,
                                                                                          2000
                                                                                        --------
                                 ASSETS
Current assets:
   Cash and cash equivalents                                                            $  3,857
   Accounts receivable, less allowances for bad debts
         and sales returns of $1,490                                                      15,094
   Deferred income taxes                                                                     588
   Income taxes refunds - receivable                                                         321
   Other current assets                                                                    3,300
                                                                                        --------

              Total current assets                                                        23,160

Property and equipment, net                                                                4,634
Goodwill, net                                                                              2,457
Software and other intangibles, net                                                        4,194
Deferred income taxes                                                                      1,159
Other assets                                                                                 830
                                                                                        --------

              Total assets                                                              $ 36,434
                                                                                        ========

                  LIABILITIES AND REDEEMABLE SECURITIES

Current liabilities:
   Deferred revenues                                                                      10,371
   Accounts payable                                                                        1,850
   Accrued expenses                                                                        2,192
   Accrued compensation                                                                    2,644
   Income taxes payable                                                                      243
   Current portion of loans payable                                                        4,285
   Current portion of capital lease obligations                                              447
   Other current liabilities                                                               2,073
                                                                                        --------

              Total current liabilities                                                   24,105

Deferred income taxes                                                                      1,747
Noncurrent portion of loans payable                                                          934
Noncurrent portion of capital lease obligations                                              650
Other liabilities                                                                            315
                                                                                        --------

              Total liabilities                                                           27,751
                                                                                        --------

Commitments and contingencies

Redeemable Securities
   Convertible preferred stock ($.01 par value, 511,111
         shares authorized, issued and outstanding)                                        1,101
   Common stock ($.01 par value, 10,000,000 shares
         authorized, 5,251,681 shares issued and outstanding                                  53
   Additional paid-in capital                                                              2,215
   Retained earnings                                                                       5,379
   Cumulative translation adjustment                                                         (65)
                                                                                        --------

              Total redeemable securities                                                  8,683
                                                                                        --------

              Total liabilities and redeemable securities                               $ 36,434
                                                                                        ========


The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

                                 ABT CORPORATION

            Unaudited Condensed Consolidated Statements of Operations

                                 (In thousands)



                                                      SIX-MONTHS ENDED JUNE 30,
                                                      -------------------------
                                                        2000           1999
                                                      --------       --------
Revenues:
       Software licenses                              $ 11,599       $ 14,384
       Consulting and training                          10,015         10,090
       Customer support                                  8,015          6,741
                                                      --------       --------

              Total revenues                            29,629         31,215
                                                      --------       --------

Cost of revenues:
       Software licenses                                 2,361          1,439
       Consulting and training                           9,471          8,636
       Customer support                                  1,186          1,238
                                                      --------       --------

              Total cost of revenues                    13,018         11,313
                                                      --------       --------

              Gross profit                              16,611         19,902
                                                      --------       --------

Operating costs and expenses:
       Sales and marketing                              11,974         10,795
       Research and development                          6,007          4,051
       General and administrative                        3,384          3,341
       Amortization of goodwill                            439            446
                                                      --------       --------

              Total operating costs and expenses        21,804         18,633
                                                      --------       --------

Operating income (loss)                                 (5,193)         1,269

Other income (expense):
       Interest income                                      52             40
       Interest expense                                   (372)          (174)
                                                      --------       --------

Income (loss) before taxes                              (5,513)         1,135
Provision for (benefit from) income taxes                 (644)           545
                                                      --------       --------

              Net income (loss)                       $ (4,869)      $    590
                                                      ========       ========


The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

                                 ABT CORPORATION

            Unaudited Condensed Consolidated Statements of Cash Flows

                                 (In thousands)


                                                                                          SIX-MONTHS ENDED JUNE 30,
                                                                                          -------------------------
                                                                                             2000          1999
                                                                                            -------       -------
Cash flows from operating activities:
       Net income (loss)                                                                    $(4,869)      $   590
       Adjustments to reconcile net income to net cash
             provided by operating activities:
                  Depreciation and amortization of property and
                        equipment                                                             1,120         1,081
                  Allowance for bad debts and sales returns                                     423           (43)
                  Amortization of goodwill                                                      439           446
                  Amortization of software and other intangibles                              1,657           753
                  Deferred income taxes                                                        (544)           --
                  Changes in operating assets and liabilities:
                        Accounts receivable                                                   5,308           167
                        Other current assets and liabilities, net                             1,594          (586)
                        Deferred revenues                                                      (612)         (139)
                        Accrued compensation                                                   (607)       (1,502)
                        Accounts payable and accrued expenses                                   451         2,091
                        Income taxes payable                                                   (510)         (206)
                        Income taxes receivable                                              (2,661)           --
                        Other assets and liabilities, net                                       209           (13)
                                                                                            -------       -------

                                   Net cash provided by operating activities                  1,398         2,639

Cash flows from investing activities:
       Acquisition of property and equipment                                                   (130)       (1,687)
       Cash paid for acquisitions                                                               122            --
       Additions to capitalized software costs and other intangibles                           (495)       (2,215)
                                                                                            -------       -------

                                   Net cash used in investing activities                       (503)       (3,902)
                                                                                            -------       -------

Cash flows from financing activities:
       Proceeds from loans                                                                       --           262
       Principal payments of loans                                                           (1,077)           --
       Principal payments of capital lease obligations                                          (66)          (59)
       Proceeds from exercise of stock options                                                  328            --
                                                                                            -------       -------

                                   Net cash provided by (used in) financing activities         (815)          203
                                                                                            -------       -------

Effect of exchange rate changes on cash                                                        (710)           --
                                                                                            -------       -------

                                   Net decrease in cash and cash equivalents                   (630)       (1,060)

Cash and cash equivalents at beginning of period                                              4,487         4,661
                                                                                            -------       -------

Cash and cash equivalents at end of period                                                  $ 3,857       $ 3,601
                                                                                            =======       =======

Supplemental disclosures:
       Cash paid for taxes                                                                  $   718       $   744
                                                                                            =======       =======
       Cash paid for interest                                                               $   441       $   207
                                                                                            =======       =======


The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

                                 ABT CORPORATION

         Notes to Unaudited Condensed Consolidated Financial Statements

                                  June 30, 2000



(1)    BASIS OF PRESENTATION

       The accompanying unaudited condensed consolidated financial statements contain all adjustments, consisting of normal recurring items, which in the opinion of management of ABT Corporation (ABT) are necessary to present fairly the financial position, results of operations and cash flows for the periods shown. The financial data included herein was compiled in accordance with the same accounting policies applied to the Company's audited annual financial statements, which should be read in conjunction with these statements.

       The results of operations for the six months ended June 30, 2000, are not necessarily indicative of the results to be expected for the full year.


(2)    SUBSEQUENT EVENT

       On August 4, 2000, Niku Corporation ("Niku"), completed the acquisition of the Company pursuant to a merger of a wholly-owned subsidiary of the Niku with and into Company (the "Merger"), with the Company surviving as a wholly-owned subsidiary of Niku. In connection with the Merger, Niku issued an aggregate of 4,000,000 shares of its Common Stock and $10.0 million in cash for all of the outstanding capital stock, including stock options and warrants, of the Company, of which 400,000 shares will be subject to an escrow arrangement to secure certain indemnification obligations of the Company and $2.25 million in cash will be held in escrow to secure payment obligations to warrant holders of the Company as well as to pay for certain transaction expenses. The shares were issued pursuant to an exemption from registration under Section 3(a)(10) of the Securities Act of 1933, as amended. Therefore, these shares will generally be available for public resale at any time in the future, subject to specified lock-up provisions contained in the merger agreement. The Merger is intended to be a tax-free reorganization. Following the acquisition, Niku and the Company paid off all the outstanding debt of the Company as of August 4, 2000.

       In connection with the acquisition, the Company received a loan of approximately $150,000 from a bank at an interest rate of 9.5% per annum, due and payable on September 30, 2001. Subsequently the Company loaned to its option holders approximately $150,000 with substantially the same terms as the loan received by the Company, except that such loans are secured by shares of Niku Common Stock held by such option holders, and are with full recourse to such option holders.

(b)    Pro Forma Financial Information.

                                NIKU CORPORATION

                UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL
                                   INFORMATION

                                    OVERVIEW

       The following unaudited pro forma combined condensed financial statements are presented for illustrative purposes only and are not necessarily indicative of the combined financial position or results of operations for future periods or the results of operations or financial position that actually would have been realized had Niku Corporation (the Company) and ABT Corporation (ABT) been a combined company during the specified periods. The unaudited pro forma combined condensed financial statements, including the related notes, are qualified in their entirety by reference to, and should be read in conjunction with, the historical financial statements and related notes thereto of the Company included in its previously filed Form 10-K for the year ended January 31, 2000, and Form 10-Q filings for the quarters ended April 30, 2000 and July 31, 2000, and the consolidated financial statements of ABT included elsewhere in this filing. The following unaudited pro forma combined condensed financial statements give effect to the acquisition of ABT by the Company using the purchase method of accounting. The unaudited pro forma combined condensed financial statements are based on the respective historical audited and unaudited financial statements and related notes of the Company and ABT.

       The pro forma adjustments are preliminary and based on management's estimates of the value of the tangible and intangible assets acquired. The actual adjustments may differ materially from those presented in these pro forma financial statements. A change in the pro forma adjustments would result in a reallocation of the purchase price affecting the value assigned to the long-term tangible and intangible assets or, in some circumstances, resulting in a charge to the statement of operations. The effect of these changes on the statement of operations will depend on the nature and amount of the assets and liabilities adjusted.

       The unaudited pro forma combined condensed balance sheet assumes that the acquisition took place on July 31, 2000, and combines the Company's July 31, 2000 consolidated balance sheet with ABT's June 30, 2000 consolidated balance sheet. The unaudited pro forma combined condensed statements of operations assumes the acquisition took place on February 1, 1999, and combines the Company's consolidated statement of operations for the year ended January 31, 2000, with ABT's consolidated statement of operations for the year ended December 31, 1999, and the Company's consolidated statement of operations for the six months ended July 31, 2000, with ABT's consolidated statement of operations for the six months ended June 30, 2000.

                                 NIKU CORPORATION
              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                                 JULY 31, 2000
                                 (IN THOUSANDS)


                                                         HISTORICAL                       PRO FORMA
                                                  -------------------------      ----------------------------
                                                     NIKU            ABT         ADJUSTMENTS        COMBINED
                                                  ---------       ---------      -----------        ---------
ASSETS

Current assets:
   Cash and cash equivalents                      $ 122,978       $   3,857      $ (10,000)(c)      $ 116,835
   Short-term investments                            91,524              --             --             91,524
   Accounts receivable                               15,448          15,094             --             30,542
   Deferred income taxes                                 --             588           (588)(b)             --
   Income taxes receivable                               --             321           (321)(b)             --
   Prepaid expenses and other current assets          7,781           3,300             --             11,081
                                                  ---------       ---------      ---------          ---------
      Total current assets                          237,731          23,160        (10,909)           249,982
Deposits and other assets                             5,091             830             --              5,921
Deferred income taxes                                    --           1,159        (1,159) (b)             --
Property and equipment, net                           8,347           4,634             --             12,981
Goodwill and other intangible assets, net            76,031           6,651         (6,651)(a)         76,031
                                                                                   100,396 (c)        100,396
                                                  ---------       ---------      ---------          ---------
                                                  $ 327,200       $  36,434      $  81,677          $ 445,311
                                                  =========       =========      =========          =========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Accounts payable                               $   7,801       $   1,850      $      --          $   9,651
   Accrued liabilities                               17,138           6,909          1,500 (c)         25,547
   Income taxes payable                                  --             243           (243)(b)             --
   Current portion of long-term obligations           6,517           4,732             --             11,249
   Deferred revenue                                   8,698          10,371             --             19,069
                                                  ---------       ---------      ---------          ---------
      Total current liabilities                      40,154          24,105          1,257             65,516
Deferred income taxes                                    --           1,747         (1,747)                --
Long-term obligations, less current portion              --           1,899             --              1,899
                                                  ---------       ---------      ---------          ---------
     Total liabilities                               40,154          27,751           (490)            67,415
                                                  ---------       ---------      ---------          ---------

Redeemable securities of ABT                             --           8,683         (8,683)(c)             --
                                                  ---------       ---------      ---------          ---------

Stockholders' equity (deficit):
   Common stock                                           7              --              1 (c)              8
   Additional paid-in capital                       410,452              --         90,849 (c)
                                                                                     5,100 (d)        506,401
   Deferred stock compensation                      (27,109)             --         (5,100)(d)        (32,209)
   Notes receivable from stockholders                (5,272)             --             --             (5,272)
   Cumulative translation adjustment                    (56)             --             --                (56)
   Accumulated deficit                              (90,976)             --             --            (90,976)
                                                  ---------       ---------      ---------          ---------
     Total stockholders' equity (deficit)           287,046              --         90,850            377,896
                                                  ---------       ---------      ---------          ---------
                                                  $ 327,200       $  36,434      $  81,677          $ 445,311
                                                  =========       =========      =========          =========


See accompanying notes to unaudited pro forma combined condensed financial statements.

                                NIKU CORPORATION
         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS


                          YEAR ENDED JANUARY 31, 2000
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                              HISTORICAL                       PRO FORMA
                                                                       -------------------------       -------------------------
                                                                         NIKU             ABT         ADJUSTMENTS      COMBINED
                                                                       ---------       ---------      -----------      ---------
Revenues:
    License                                                            $   5,480       $  33,160       $      --       $  38,640
    Services                                                               2,573          34,575              --          37,148
    Marketplace                                                              104              --              --             104
                                                                       ---------       ---------       ---------       ---------
      Total revenues                                                       8,157          67,735              --          75,892

 Cost of revenues:
    License                                                                  400           3,089              --           3,489
    Services                                                               2,220          20,094              --          22,314
    Marketplace                                                               --              --              --              --
                                                                       ---------       ---------       ---------       ---------
      Total cost of revenues                                               2,620          23,183              --          25,803
                                                                       ---------       ---------       ---------       ---------

      Gross profit                                                         5,537          44,552              --          50,089

 Operating expenses:
    Sales and marketing                                                   15,521          23,722              --          39,243
    Research and development                                              10,920           9,917              --          20,837
    General and administrative                                             4,737           7,234              --          11,971
    Stock-based compensation                                               9,014              --           4,592 (g)      13,606
    Amortization of goodwill and other intangible assets                   2,381             915            (915)(e)
                                                                                                          23,889 (f)      26,270
                                                                       ---------       ---------       ---------       ---------
       Total costs and expenses                                           42,573          41,788          27,566         111,927
                                                                       ---------       ---------       ---------       ---------

      Operating loss                                                     (37,036)          2,764         (27,566)        (61,838)

 Interest and other income (expense), net                                    549            (464)             --              85
                                                                       ---------       ---------       ---------       ---------

       Loss before income taxes                                          (36,487)          2,300         (27,566)        (61,753)

 Income tax (expense) benefit                                                 --          (1,104)          1,104 (h)          --

                                                                       ---------       ---------       ---------       ---------

      Net loss                                                         $ (36,487)      $   1,196       $ (26,462)      $ (61,753)
                                                                       =========       =========       =========       =========

     Basic and diluted net loss per share                              $   (5.61)                                      $   (5.88)
                                                                       =========                                       =========

      Shares used to compute basic and diluted net loss per share          6,506                           4,000 (i)      10,506
                                                                       =========                                       =========



See accompanying notes to unaudited pro forma combined condensed financial statements.

                                NIKU CORPORATION
         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                         SIX MONTHS ENDED JULY 31, 2000
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                  HISTORICAL                   PRO FORMA
                                                                          -------------------------   ----------------------------
                                                                            NIKU             ABT     ADJUSTMENTS         COMBINED
                                                                          ---------       ---------  -----------         ---------
Revenues:
    License                                                               $  14,673       $  11,599   $      --          $  26,272
    Services                                                                  5,347          18,030          --             23,377
    Marketplace                                                               1,115              --          --              1,115
                                                                          ---------       ---------   ---------          ---------
      Total revenues                                                         21,135          29,629          --             50,764

 Cost of revenues:
    License                                                                   1,389           2,361          --              3,750
    Services                                                                  4,716          10,657          --             15,373
    Marketplace                                                                  10              --          --                 10
                                                                          ---------       ---------   ---------          ---------
      Total cost of revenues                                                  6,115          13,018          --             19,133
                                                                          ---------       ---------   ---------          ---------

      Gross profit                                                           15,020          16,611          --             31,631

 Operating expenses:
    Research and development                                                 14,430           6,007          --             20,437
    Sales and marketing                                                      25,852          11,974          --             37,826
    General and administrative                                                5,156           3,384          --              8,540
    Stock-based compensation                                                 15,518              --         248 (g)         15,766
    Amortization of goodwill and other intangible assets                     10,564             439        (439)(e)
                                                                                                         11,945 (f)         22,509
                                                                          ---------       ---------   ---------          ---------
      Total costs and expenses                                               71,520          21,804      11,754            105,078
                                                                          ---------       ---------   ---------          ---------

      Operating loss                                                        (56,500)         (5,193)    (11,754)           (73,447)

 Interest and other income (expense), net                                     5,032            (320)         --              4,712
                                                                          ---------       ---------   ---------          ---------

      Loss before income taxes                                              (51,468)         (5,513)    (11,754)           (68,735)

 Income tax benefit (expense)                                                    --             644        (644)(h)             --
                                                                          ---------       ---------   ---------          ---------

      Net loss                                                            $ (51,468)      $  (4,869)  $ (12,398)         $ (68,735)
                                                                          =========       =========   =========          =========

      Basic and diluted net loss per share                                $   (0.86)                                     $   (1.08)
                                                                          =========                                      =========

      Shares used to compute basic and diluted net loss per share            59,666                       4,000 (i)         63,666
                                                                          =========                                      =========


See accompanying notes to unaudited pro forma combined condensed financial statements.

                 NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                              FINANCIAL INFORMATION

(1) UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

       On August 4, 2000, Niku Corporation (the Company), acquired ABT Corporation (ABT), a privately-held company in New York. The Company issued 4,000,000 shares of its common stock, valued at approximately $88 million, and $10 million in cash for all of ABT's outstanding capital stock. In addition, the Company agreed to issue common stock and options to current and former employees of ABT. Former employees of ABT will receive additional consideration of 163,000 shares of the Company's common stock and options to purchase 162,000 shares of the Company's common stock. Current employees of ABT will receive consideration with intrinsic value totaling approximately $5.1 million payable in common stock of the Company or options to purchase common stock of the Company upon closing of the transaction, contingent on continued employment for periods ranging form three months to two years. The transaction will be accounted for as a purchase.

       Fully vested common stock to be issued or fully vested stock options granted to former employees of ABT will be recorded as additional consideration. The then fair value of the common stock or stock options will be recorded as additional goodwill to be amortized over the remaining useful life. Common stock issued or stock options granted to current employees of ABT will be recorded as deferred stock compensation to be amortized over the vesting term.

       The pro forma combined condensed balance sheet as of July 31, 2000, gives effect to the acquisition as if it had occurred on July 31, 2000.

       The following adjustment has been reflected in the unaudited pro forma combined condensed balance sheet:

(a)    To eliminate historical goodwill and other intangible assets of ABT.

(b)    To eliminate ABT historical tax-related accounts.

(c) To record common stock issued and options granted by Niku and record applicable purchase accounting entries for the acquisition of ABT. Amounts allocated to identifiable intangible assets and goodwill will be amortized on a straight-line basis over estimated useful lives ranging from 2 to 5 years. Allocations are subject to valuations as of the date of the consummation of the acquisition. The amounts and components of the estimate purchase price along with the preliminary allocation of the estimated purchase price to assets purchased are as follows (in thousands):

Common stock                                                                $  88,000
Options granted to former employees of ABT                                      2,850
Cash                                                                           10,000
Estimated transaction costs                                                     1,500
                                                                            ---------
                                                                            $ 102,350
                                                                            =========

Cash                                                                        $   3,857
Accounts receivable                                                            15,094
Prepaid expenses and other current assets                                       3,300
Deposits and other assets                                                         830
Property and equipment                                                          4,634
Accounts payable                                                               (1,850)
Accrued expenses                                                               (6,909)
Deferred revenue                                                              (10,371)
Long-term obligations                                                          (6,631)
                                                                            ---------
   Fair value of net tangible assets of ABT                                     1,954
Assembled workforce                                                             5,600
Customer base                                                                  31,800
Current products and technology                                                12,700
Goodwill                                                                       50,296
                                                                            ---------
   Net assets acquired (after adjustments (a) and (b) above)                $ 102,350
                                                                            =========


              The actual allocation of the purchase price will depend on the composition of ABT's net assets on the closing date and Niku's evaluation of the fair value of the net assets as of the date indicated. Consequently, the actual allocation of the purchase price could differ from that presented above.

       (d) To record deferred stock-based compensation resulting from common stock issued and stock options granted to current employees of ABT.

(2) UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS

       The following adjustments have been reflected in the unaudited pro forma combined condensed statements of operations:

       (e) To reverse historical amortization of goodwill and other intangible assets of ABT.

       (f) Adjustment to record the amortization of goodwill and other intangible assets resulting from the allocation of the ABT purchase price based on the following estimated useful lives:

                                                 Estimated      Annual
                                      Value     useful life  amortization
                                     -------    -----------  ------------
Assembled workforce                  $ 5,600      5 years      $ 1,120
Customer base                         31,800      5 years        6,360
Current products and technology       12,700      2 years        6,350
Goodwill                              50,296      5 years       10,059
                                                               -------
                                                               $23,889
                                                               =======


       (g) To record amortization of deferred stock-based compensation resulting from the acquisition. Deferred stock-based compensation is being amortized over vesting terms ranging from three months to two years in a manner consistent with FASB Interpretation No. 28. The majority of the deferred-stock based compensation vests within one year.

       (h) To record pro forma tax-related adjustment to the provision for income taxes.

       (i) To reflect the shares issued as consideration for the acquisition of ABT.

       (c)    Exhibits.

       The following exhibits are filed herewith:

              2.1 Agreement and Plan of Reorganization, dated as of May 24, 2000, by and among the Company, Nation Acquisition Corp. and ABT Corporation (previously filed as an exhibit to the original Current Report on Form 8-K on August 18, 2000).

              23.1 Consent of PricewaterhouseCoopers LLP, Independent Auditors.

                                    SIGNATURE


       Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                             NIKU CORPORATION



Date:  October 18, 2000                      By: /s/ Mark Nelson
                                                --------------------------------
                                                Mark Nelson
                                                Chief Financial Officer

                                 EXHIBIT INDEX

Exhibit
Number              Description
-------             -----------
  2.1               Agreement and Plan of Reorganization, dated as of May 24,
                    2000, by and among the Company, Nation Acquisition Corp. and
                    ABT Corporation (previously filed as an exhibit to the original
                    Current Report on Form 8-K on August 18, 2000).

 23.1               Consent of PricewaterhouseCoopers LLP, Independent Auditors.